Exhibit 99.1

PRESS RELEASE

For more information contact: Gerald Shencavitz EVP and Chief Financial Officer (207) 288-3314	FOR IMMEDIATE RELEASE

Bar Harbor Bankshares Reports Third Quarter Earnings

BAR HARBOR, Maine (October 29, 2015) – Bar Harbor Bankshares (NYSE MKT: BHB) (the “Company”) the parent company of Bar Harbor Bank & Trust (the “Bank”), today announced record net income for the three and nine months ended September 30, 2015.

The Company reported net income of $3.9 million for the third quarter of 2015, representing an increase of $64 thousand or 1.7%, compared with the third quarter of 2014. The Company also reported diluted earnings per share of $0.65 for the quarter, unchanged compared with the third quarter of 2014. The Company’s annualized return on average shareholders’ equity amounted to 10.32% for the quarter, compared with 10.98% in the third quarter of 2014. The Company’s third quarter return on average assets amounted to 0.98%, compared with 1.06% in the third quarter of 2014.

For the nine months ended September 30, 2015, the Company reported net income of $11.7 million, representing an increase of $174 thousand, or 1.5%, compared with the same period in 2014. The Company also reported diluted earnings per share of $1.93, unchanged compared with the same period in 2014. The Company’s annualized return on average shareholders’ equity amounted to 10.40% for the nine months ended September 30, 2015, compared with 11.50% for the same period in 2014. The Company’s annualized return on average assets amounted to 1.02%, compared with 1.09% for the nine months ended September 30, 2014.

In making the announcement, the Company’s President and Chief Executive Officer, Curtis C. Simard, commented, “As we enter the final quarter of 2015, we are pleased with the Company’s solid performance and earnings fundamentals which are rooted in our consumer and small business relationships.  This has culminated in the announcement of our best quarterly and year-to-date earnings on record and our recently announced eighteenth consecutive quarterly cash dividend increase. Our year-to-date performance featured an $84.9 million, or 9.7%, increase in average loan balances, combined with meaningful increases in net interest income and non-interest income, compared with the first nine months of last year.   Our ability to grow earning assets was instrumental in offsetting the pressure on our net interest margin, as interest rates continued to remain near historical lows and competition for quality loans continued to be aggressive.”

Mr. Simard continued, “The credit stability of our loan portfolio continued to be evident during the first nine months of this year, highlighted by a $5.3 million or 43% decline in non-performing loans compared with year end 2014. Reflecting our continued focus on core earnings, we are pleased to deliver a year-to-date efficiency ratio of 55.5% while continuing to invest in our systems, products, processes and people.”

In concluding, Mr. Simard added, “As we are now fully entrenched in planning for 2016, we expect continued aggressive competition for loans and core deposits. Therefore, defending the net interest margin while thoughtfully growing our loan portfolio based on a commitment to risk adjusted return on capital without sacrificing credit quality will be top priorities for us. We believe we are well prepared for these challenges and will be persistent in seeking out opportunities to expand our business and deliver the promise of successful community banking to our customers, prospects and shareholders alike.”

Balance Sheet Highlights

Assets: Led by growth in the loan and securities portfolios, total assets ended the third quarter at $1.57 billion, representing an increase of $108.6 million, or 7.4%, compared with December 31, 2014.

Loans: Total loans ended the quarter at $967.0 million, representing an increase of $56.9 million, or 6.2%, compared with December 31, 2014. At quarter-end, the Bank’s commercial loan portfolio stood at $508.1 million, representing an increase of $52.3 million, or 11.5%, compared with year-end 2014. Consumer loans, which principally consist of residential real estate mortgages, ended the quarter at $452.5 million, up $5.9 million or 1.3% compared with year-end 2014.

Credit Quality: The overall credit quality of the Bank’s loan portfolio remained stable during the first nine months of 2015, highlighted by a meaningful decline in non-performing loans from year-end 2014. Total non-performing loans ended the third quarter at $7.0 million, compared with $12.3 million at December 31, 2014, representing a decline of $5.3 million, or 42.8%.  Total non-performing loans expressed as a percentage of total loans ended the quarter at 0.72%, down from 1.34% at year-end 2014. Similarly, the allowance for loan losses expressed as a ratio to non-performing loans ended the quarter at 128.5%, up from 73.0% at December 31, 2014.

Total net loan charge-offs amounted to $1.3 million during the first nine months of 2015, representing an increase of $36 thousand, or 3.0%, compared with the same period in 2014.  However, annualized net charge-offs to average loans outstanding amounted to 0.17%, down from 0.19% for the first nine months of 2014. For the three and nine months ended September 30, 2015, the Bank recorded provisions for loan losses of $425 thousand and $1.3 million, representing declines of $66 thousand and $56 thousand, or 13.4% and 4.1%, respectively, compared with the same periods in 2014.

Securities: Total securities ended the third quarter at $502.7 million, representing an increase of $32.2 million or 6.8%, compared with December 31, 2014. Securities purchased during the first nine months of 2015 were comprised of mortgage-backed securities issued and guaranteed by U.S. Government agencies and sponsored-enterprises and, to a lesser extent, municipal securities issued by states and political subdivisions thereof.

Deposits: Historically, the banking business in the Bank’s market area has been seasonal, with lower deposits in the winter through late spring and higher deposits in summer and autumn. The timing and extent of these seasonal swings have varied from year-to-year and have generally impacted the Bank’s transactional deposit accounts.

Total deposits ended the third quarter at $1.01 billion, representing an increase of $152.8 million, or 17.8%, compared with December 31, 2014. The Bank’s transaction accounts posted a combined increase of $58.7 million, or 12.2%, compared with year end 2014, largely reflecting the seasonality of the Bank’s core deposit base. Time deposits increased $94.2 million compared with year-end 2014, which was largely attributed to certificates of deposit obtained from the national market. This increase was utilized to help fund the Bank’s earning asset growth while shifting $51.4 million of its borrowings into time deposits, thereby bolstering its on-balance sheet liquidity position.

Capital: At September 30, 2015, the Company and the Bank continued to exceed applicable regulatory requirements for “well-capitalized” financial institutions. Under the capital adequacy guidelines administered by the Bank’s principal regulators, “well-capitalized” institutions are those with Common Equity Tier I, Tier I leverage, Tier I Risk-based, and Total Risk-based ratios of at least 6.5%, 5%, 8% and 10%, respectively. At September 30, 2015, the Company’s Common Equity Tier I, Tier I Leverage, Tier I Risk-based, and Total Risk-based capital ratios were 15.15%, 9.04%, 15.15% and 16.66%, respectively.

Shareholder Dividends: The Company paid a regular cash dividend of 25.5 cents per share of common stock in the third quarter of 2015, representing an increase of 2.5 cents, or 10.9%, compared with the third quarter of 2014.

The Company's Board of Directors recently declared a regular cash dividend of 26.0 cents per share of common stock for the fourth quarter of 2015, representing an increase of 2.5 cents, or 10.6%, compared with the fourth quarter of 2014. Based on the September 30, 2015 price of the Company’s common stock of $31.99 per share, the dividend yield amounted to 3.25%.

Results of Operations

Net Interest Income: For the three months ended September 30, 2015, net interest income on a tax-equivalent basis totaled $12.2 million, up $881 thousand or 7.8% on a linked-quarter basis and representing an increase of $366 thousand, or 3.1%, compared with the third quarter of 2014. The increase in net interest income compared with the third quarter of 2014 was principally attributed to average earning asset growth of $122.6 million or 8.8%, as the net interest margin declined eighteen basis points to 3.20%. The decline in the net interest margin was attributed to a nineteen basis point decline in the weighted average earning asset yield, partially offset by a one basis point decline in the weighted average cost of interest bearing liabilities.

For the nine months ended September 30, 2015, net interest income on a tax-equivalent basis totaled $35.0 million, representing an increase of $777 thousand, or 2.3%, compared with the same period in 2014. The increase was principally attributed to average earning asset growth of $97.8 million, or 7.2%, as the net interest margin declined fifteen basis points to 3.20%, compared with the first nine months of 2014. The decline in the net interest margin was attributed to a seventeen basis point decline in the weighted average earning asset yield, partially offset by a two basis point decline in the weighted average cost of interest bearing liabilities. The weighted average yield on the Bank’s loan portfolio declined twenty-two basis points to 4.13%, while the weighted average securities yield declined thirteen basis points to 3.54%, compared with the first nine months of 2014. Earning asset yields continued to be impacted by the still-historically low interest rate environment, as well as competitive pricing pressures for quality loans.

Non-interest Income: For the three and nine months ended September 30, 2015, total non-interest income amounted to $2.0 million and $6.9 million, representing increases of $212 thousand and $648 thousand, or 11.7% and 10.4%, respectively, compared with the same periods in 2014. The increases in non-interest income were largely attributed to realized securities gains which for the three and nine months ended September 30, 2015 increased $81 thousand and $540 thousand, respectively, compared with the same periods in 2014. Other operating income increased $108 thousand and $230 thousand, or 41.2% and 36.6%, respectively, compared with the three and nine months ended September 30, 2014, principally reflecting income associated with the Bank’s purchase of Bank Owned Life Insurance in the first quarter of this year. For the three and nine months ended September 30, 2015, income generated from debit card service charges and fees increased $41 thousand and $89 thousand, or 9.4% and 7.7%, respectively, compared with the same periods in 2014. These increases were largely attributed to continued growth of the Bank’s retail deposit base and continued success with a program that offers rewards for certain debit card transactions.

The foregoing increases in non-interest income were partially offset by revenue declines in trust and other financial services which for the nine months ended September 30, 2015 were down $141, or 4.7%, compared with the same period in 2014. This decline resulted from lower levels of retail brokerage activity compared with the same period in 2014.  Service charges on deposit accounts also declined, reflecting lower levels of customer overdraft activity.

Non-interest Expense: For the three and nine months ended September 30, 2015, total non-interest expense amounted to $7.8 million and $22.8 million, representing increases of $608 thousand and $1.3 million, or 8.4% and 6.2%, respectively, compared with the same periods in 2014. The increases in non-interest expense were largely attributed to increases in salaries and employee benefits, which were up $374 and $796 thousand, or 8.8% and 6.4%, respectively, compared with the three and nine months ended September 30, 2014. The increases in salaries and employee benefits were attributed to a variety of factors including normal increases in base salaries and higher levels of employee health insurance, higher levels of employee incentive and equity compensation, higher levels of deferred loan origination costs, as well as increases in staffing levels and strategic changes in staffing mix.

About Bar Harbor Bankshares

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust.  Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with fifteen branch office locations serving downeast, midcoast and central Maine.

Safe Harbor Statement: This earnings release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Bar Harbor Bankshares (the “Company”) for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995, as amended. You can identify these forward-looking statements by the use of words like “strategy,” “anticipates” “expects,” “plans,” “believes,” “will,” “estimates,” “intends,” “projects,” “goals,” “targets,” and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements include, but are not limited to, those made in connection with estimates with respect to the future results of operation, financial condition, and the business of the Company which are subject to change based on the impact of various factors that could cause actual results to differ materially from those projected or suggested due to certain risks and uncertainties.  These risks and uncertainties include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, internal controls, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations.  For more information about these risks and uncertainties and other factors, please see the Company’s Annual Report on Form 10-K, as updated by the Company’s Quarterly Reports on Form 10-Q and other filings on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

All share and per share amounts have been adjusted to reflect the effect of the 3-for-2 stock split (dividend) during May 2014

Use of non-GAAP Financial Measures

Certain information in this press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management uses these “non-GAAP” measures in its analysis of the Company’s performance and believes these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. Management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company’s underlying performance. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

(1)

In certain places in this press release net interest income and the net interest margin is calculated and discussed on a fully tax-equivalent basis. Specifically included in interest income was tax-exempt interest income from certain investment securities and loans. An amount equal to the tax benefit derived from this tax-exempt income has been added back to the interest income total, which increased net interest income accordingly. Management believes the disclosure of tax-equivalent net interest income information improves the clarity of financial analysis, and is particularly useful to investors in understanding and evaluating the changes and trends in the Company’s results of operations. Other financial institutions commonly present net interest income on a tax-equivalent basis. This adjustment is considered helpful in the comparison of one financial institution’s net interest income to that of another institution, as each will have a different proportion of tax-exempt interest from its earning assets. Moreover, net interest income is a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average earning assets. For purposes of this measure as well, other financial institutions generally use tax-equivalent net interest income to provide a better basis of comparison from institution to institution. The Company follows these practices.

(2)

The Company presents its efficiency ratio using non-GAAP information. The GAAP efficiency ratio is computed by dividing non-interest expense by the sum of tax-equivalent net interest income and non-interest income. The non-GAAP efficiency ratio presented in this press release is computed by dividing non-interest expense by the sum of tax-equivalent net interest income and non-interest income other than net securities gains and OTTI, and other significant non-recurring expenses.

(3)

The Company presents certain information based upon tangible common equity instead of total shareholders’ equity in accordance with GAAP. The difference between these two measures is the Company’s intangible assets, specifically goodwill and core deposit intangibles from prior acquisitions. Management, banking regulators and many stock analysts use the tangible common equity ratio, the tangible equity to total assets ratio and the tangible book value per common share in conjunction with more traditional bank capital ratios to, among other things, compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase accounting method in accounting for mergers and acquisitions. The tangible common equity ratio is computed by dividing the total common shareholders' equity, less goodwill and other intangible assets, by total assets, less goodwill and other intangible assets. The tangible equity to total assets ratio is computed by dividing total shareholders' equity, less goodwill and other intangible assets, by total assets at period end. The tangible book value ratio is computed by dividing total shareholders’ equity, less goodwill and other intangible assets, by period end total outstanding shares of common stock.

Bar Harbor Bankshares

Selected Financial Information

(dollars in thousands except per share data)

(unaudited)

	Period End		3rd Quarter Average
Balance Sheet Data	9/30/2015	12/31/2014	2015	2014

Total assets	$1,567,921	$1,459,320	$1,586,890	$1,446,379
Total securities	502,680	470,525	498,347	468,645
Total loans	975,950	919,024	990,549	899,887
Allowance for loan losses	9,037	8,969	9,142	8,660
Total deposits	1,010,894	858,049	988,116	872,963
Total borrowings	395,606	447,020	440,612	426,727
Shareholders' equity	154,112	146,287	151,191	139,712

	Three Months Ended		Nine Months Ended
Results Of Operations	9/30/2015	9/30/2014	9/30/2015	9/30/2014

Interest and dividend income	$ 14,326	$ 13,806	$ 41,331	$ 40,198
Interest expense	2,630	2,429	7,751	7,398
Net interest income	11,696	11,377	33,580	32,800
Provision for loan losses	425	491	1,320	1,376
Net interest income after
provision for loan losses	11,271	10,886	32,260	31,424

Non-interest income	2,028	1,816	6,873	6,225
Non-interest expense	7,820	7,212	22,754	21,419
Income before income taxes	5,479	5,490	16,379	16,230
Income taxes	1,548	1,623	4,694	4,719

Net income	$ 3,931	$ 3,867	$ 11,685	$ 11,511

	At or for the Three Months Ended		At or for the Nine Months Ended
Share and Per Common Share Data	September 30,		September 30,
	2015	2014	2015	2014

Period-end shares outstanding	5,994,930	5,935,573	5,994,930	5,935,573
Basic average shares outstanding	5,991,073	5,931,342	5,972,927	5,921,427
Diluted average shares outstanding	6,066,830	5,983,923	6,054,594	5,965,574

Basic earnings per share	$ 0.66	$ 0.65	$ 1.96	$ 1.94
Diluted earnings per share	$ 0.65	$ 0.65	$ 1.93	$ 1.93

Cash dividends	$ 0.2550	$ 0.2300	$ 0.7500	$ 0.6700
Book value	$ 25.71	$ 23.81	$ 25.71	$ 23.81
Tangible book value	$ 24.80	$ 22.88	$ 24.80	$ 22.88

Selected Financial Ratios

Return on Average Assets	0.98%	1.06%	1.02%	1.09%
Return on Average Equity	10.32%	10.98%	10.40%	11.50%
Tax-equivalent Net Interest Margin	3.20%	3.38%	3.20%	3.35%
Efficiency Ratio (1)	54.4%	52.2%	55.5%	53.5%

	At or for the Nine Months Ended		At or for the Year Ended
	September 30,		December 31,
	2015	2014	2014
Asset Quality

Net charge-offs (recoveries) to average loans	0.17%	0.19%	0.15%
Allowance for loan losses to total loans	0.93%	0.96%	0.98%
Allowance for loan losses to non-performing loans	128.5%	136.7%	73.0%
Non-performing loans to total loans	0.72%	0.70%	1.34%
Non-performing assets to total assets	0.50%	0.56%	0.88%

Capital Ratios

Common equity tier 1 capital	15.15%	n/a	n/a
Tier 1 leverage capital	9.04%	9.16%	9.30%
Tier 1 risk-based capital	15.15%	15.63%	15.60%
Total risk-based capital	16.66%	17.26%	17.24%
Tangible equity to total assets	9.48%	9.44%	9.65%
Tangible common equity (2)	9.52%	9.47%	9.68%

All share and per share amounts have been adjusted to reflect the effect of the 3-for-2 stock split (dividend) during May 2014

(1) Computed by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income other than net securities gains and OTTI.

(2) Computed by dividing the total common shareholders' equity, less goodwill and other intangible assets, by total assets, less goodwill and other intangible assets.